Exhibit 10.1

SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT
BY AND AMONG
JOHN M. LARSON, CAREER EDUCATION CORPORATION
AND
CEC EMPLOYEE GROUP, LLC

WHEREAS, JOHN M. LARSON (the “Executive”), CAREER EDUCATION CORPORATION, a Delaware corporation (the “Company”) and CEC EMPLOYEE GROUP, LLC (“Employee Group”) (collectively, the Executive, Company and Employee Group as referred to herein as the “Parties”) entered into that certain Employment Agreement as of the 1st day of August, 2000, which was subsequently amended as of September 24, 2006 (the “Agreement”); and

WHEREAS, the Executive desires to resign from all positions of the Company and its affiliates effective as of December 19, 2006; and

WHEREAS, the Parties agree that such resignation constitutes a termination by Executive for Good Reason under Section 3.3 of the Agreement; and

WHEREAS, the Parties desire to amend the Agreement (1) to extend the exercise period of certain of Executive’s outstanding stock options under the Career Education Corporation 1998 Employee Incentive Compensation Plan and to accelerate the vesting of certain of Executive’s outstanding stock options, (2) to avoid unintended negative tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, and any applicable guidance thereunder, and (3) to provide for certain other provisions requested by the Executive and Company;

NOW, THEREFORE, in consideration of the mutual undertakings of the Parties, the Parties agree:

I.

The final clause of Section 2.4(d)(i)(A)(2) is hereby amended to read as follows:

that total amount being payable in equal monthly installments during each of the twenty-four (24) months following the month in which the Date of Termination occurs, provided, however that in accordance with Section 6.18, Larson, the Company and Employee Group (the “Parties”) agree that no amount shall be paid to Larson hereunder until the date that is six (6) months after the Date of Termination, on which date the first six (6) monthly payments shall be paid to Larson in a single lump sum, with no adjustment for interest.  The total amount payable over twenty-four (24) months under this subsection shall be paid on a date that is no later than thirty (30) days after the Date of Termination in a single lump sum payment amount of $4,066,800 (such amount the Parties agree satisfies the Company and Employee Group’s obligation to Larson under this Section 2.4(d)(i)(A)(2) as of the Date of Termination) to an escrow account at a financial institution designated by the Company pursuant to an escrow agreement that shall be on such terms as are mutually agreed to in advance by the Parties, and thereafter shall be paid to Larson in accordance with the preceding sentence with any interest earned on amounts in escrow to be returned to the Company after satisfaction of this obligation to Larson; and

II.

Section 2.4(d)(i)(A)(3) is hereby amended to add the following sentence to the end thereof:

Notwithstanding the foregoing, in lieu of any continued life insurance and disability coverage following the Date of Termination, Larson shall receive a single lump sum cash payment equal to $44,820 on the date that is six (6) months after the Date of Termination.

III.

Section 2.4(e) of the Agreement is hereby deleted in its entirety and replaced with a new Section 2.4(e) to read as follows:

(e)           If, following a termination of employment that gives Larson a right to the payment of Severance Benefits under Section 2.4(d), Larson engages in any activities that violate any of the covenants in Sections 4 and 5, Larson shall have no further right or claim to any Severance Benefits (other than any Accrued Obligations) to which Larson may otherwise be entitled under Section 2.4(d) from and after the date on which Larson engages in such activities and the Company shall have no further obligations with respect to the payment of Severance Benefits.

IV.

A new Section 2.5 is hereby added to the Agreement to read as follows:

2.5.         Treatment of Options.  All stock options granted to Larson under the Career Education Corporation 1998 Employee Incentive Compensation Plan (the “Plan”) and outstanding as of the Date of Termination are included within the list attached hereto as Exhibit A to this Second Amendment (“Options”).  For Options with respect to which the exercise price is more than $20, included in a list attached hereto as Exhibit B to this Second Amendment (“Extended Options”), an extended period in which they may be exercised is hereby provided notwithstanding anything in the Plan or any award agreement to the contrary.  Such extended exercise period for the Extended Options shall terminate on the earlier of (x) December 31, 2007 and (y) the end of the “Option Period” specified in the applicable Option award agreement (i.e., the end of the Option’s 10-year term) (the period from the Date of Termination until and including the end of the extended exercise period described in this sentence, the “Extension Period”).  Further, all Options that would have otherwise vested in accordance with their terms during the Extension Period had Larson remained employed throughout the Extension Period, included as accelerated options in a list attached hereto as Exhibit C to this Second Amendment (“Accelerated Options”), shall, notwithstanding anything in the Plan or any award agreement to the contrary, be fully vested and freely exercisable on the Date of Termination.  Upon each such unexercised Extended Option’s termination date as described in this Section, the Extended Option will be cancelled and forfeited to the Company.  For the avoidance of doubt, all Options that are not Extended Options shall terminate on the date that is ninety (90) days after the Date of Termination, which is the date on which all such Options would have terminated absent the extension described in this Section 2.5.

V.

The last sentence of Section 3.1 of the Agreement is hereby amended to read as follows:

“Date of Termination” shall mean December 19, 2006.

VI.

Section 3.3 of the Agreement is hereby amended by adding the following sentence to the end thereof:

Larson, the Company and Employee Group acknowledge and agree that Larson’s resignation and termination on December 19, 2006 satisfies the requirements of this Section 3.3 as a termination of his employment for Good Reason on such date.

VII.

A new Section 3.10 is hereby added to the Agreement to read as follows:

3.10.       Indemnification.  The Company and Employee Group hereby covenant and agree to be bound by all of the terms in that certain indemnification agreement executed by the Company and Larson in January, 1998, the terms of which shall survive termination of employment and which the Parties agree are binding and enforceable and remain in full force and effect.

VIII.

A new Section 6.16 is hereby added to the Agreement to read as follows:

6.16.       Consultation and Cooperation.  From the Date of Termination through and until December 31, 2007, Larson agrees to (i) promptly assist and cooperate with Company in the transition of his responsibilities as may be reasonably requested by Company and as mutually agreed by the Parties; and (ii) cooperate as mutually agreed with Company in any current or future litigation, potential litigation, proceeding, claim, charge, investigation or other legal matters in any reasonable manner as Company may request, including but not limited to meeting with and fully answering the questions of Company or its attorneys, representatives or agents, and testifying and preparing to testify at any deposition, trial, or other proceeding. The Company shall provide Larson with reasonable advance written notice of when and how it requires such assistance and cooperation, and will schedule such matters consistent with Larson’s business and personal affairs at such times and places as may be mutually agreed by the Parties.  The

Company agrees to compensate Larson for any reasonable out-of-pocket expenses incurred by Larson in providing such assistance and cooperation, including travel expenses.

IX.

A new Section 6.17 is hereby added to the Agreement to read as follows:

6.17.       Mutual Non-Disparagement.

(a)           Larson agrees that he shall not, and shall not permit his agents or representatives, to criticize, ridicule or make any comment or statement which disparages or is derogatory of the Company or the Employee Group or any of their affiliates or directors, officers, employees or trustees or goods or services in any communication with the press or other media, any customer or client of the Company, Employee Group or their affiliates, or any employee or director or potential employee or director of the Company, Employee Group or their affiliates; provided, however that nothing herein shall prevent Executive from giving truthful testimony if properly subpoenaed to testify under oath.

(b)           The Company and Employee Group agree that its executive officers and directors shall not criticize, ridicule or make any comment or statement which disparages or is derogatory of Larson in any communication with the press or other media, any person with whom Larson has a business relationship, or any other person which would adversely affect in any manner the conduct of any business of Larson or the business or personal reputation of Larson; provided, however that nothing herein shall prevent the Company’s officers and directors from giving truthful testimony if properly subpoenaed to testify under oath.

X.

A new Section 6.18 is hereby added to the Agreement to read as follows:

6.18.       Section 409A.  The Parties acknowledge that Section 409A of the Code (“Section 409A”) imposes an additional tax (“409A Tax”) on deferred compensation (as defined under Section 409A) that does not meet certain requirements, and that as of the date this Agreement is executed (and each amendment hereto is executed), final regulations implementing Section 409A have not been implemented.  The Parties agree that it is not intended that the 409A Tax apply to any payment or the provision of any benefit hereunder, and accordingly, the provisions of this Section 6.18 shall apply to any payment or benefit to which the 409A Tax would apply, regardless of whether such payment or benefit is explicitly made subject to this Section 6.18.  If any of the Parties reasonably determine that any payment or benefit permitted or required under this Agreement would result in 409A Tax, and if such 409A Tax could be avoided by delaying the payment or postponing the provision of the benefit, the Parties agree to work in good faith to delay or postpone such payment or provision of the benefit until such time as it may be made or provided without the 409A Tax being imposed.  If delay or postponement of a payment or the provision of a benefit would not avoid the imposition of the 409A Tax, then the Parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to any Party.  Each Party hereto agrees that (a) none of the Parties has any obligation to bring any potential 409A Tax or any other reporting or withholding obligation to the attention of any other Party and (b) none of the Parties has any liability for 409A Tax or any other reporting or withholding obligation to any other Party.

XI.

Except as provided herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment on and effective as of December 19, 2006.

CAREER EDUCATION CORPORATION

By:	/s/ Robert E. Dowdell
Robert E. Dowdell

Its: President and Chief Executive Officer

CEC EMPLOYEE GROUP, LLC

By:	/s/ Patrick K. Pesch
Patrick K. Pesch

Its: Authorized Signatory

EXECUTIVE

By:	/s/ John M. Larson
John M. Larson

EXHIBIT A

Second Amendment to the Employment Agreement by and among John M. Larson, Career Education Corporation and CEC Employee Group, LLC

DECEMBER 19, 2006

OPTIONS

Grant Date	Exercise Price per Share	Number of Shares Underlying the Options	Vested and Outstanding Option Shares as of December 19, 2006*
May 20, 1999	$4.6563	600,000	120,000

June 28, 2000	$6.00	1,000,000	932,000

May 11, 2001	$12.625	600,000	600,000

May 17, 2002	$22.065	300,000	300,000

May 19, 2003	$29.35	150,000	150,000

May 21, 2004	$62.56	150,000	150,000

May 20, 2005	$34.70	150,000	75,000

May 18, 2006	$30.80	100,000	25,000

Total Shares		3,050,000	2,352,000

*Includes the Accelerated Options per this Second Amendment to the Agreement

EXHIBIT B

Second Amendment to the Employment Agreement by and among John M. Larson, Career Education Corporation and CEC Employee Group, LLC

DECEMBER 19, 2006

EXTENDED OPTIONS

Grant Date	Exercise Price per Share	Number of Shares Underlying the Options	Vested and Outstanding Option Shares as of December 19, 2006*
May 17, 2002	$22.065	300,000	300,000

May 19, 2003	$29.35	150,000	150,000

May 21, 2004	$62.56	150,000	150,000

May 20, 2005	$34.70	150,000	75,000

May 18, 2006	$30.80	100,000	25,000

Total Shares		850,000	700,000

*Includes the Accelerated Options per this Second Amendment to the Agreement

EXHIBIT C

Second Amendment to the Employment Agreement by and among John M. Larson, Career Education Corporation and CEC Employee Group, LLC

DECEMBER 19, 2006

ACCELERATED OPTIONS

Grant Date	Exercise Price per Share	Total Number of Shares Underlying the Options on Grant Date	Number of Accelerated Options
May 19, 2003	$29.35	150,000	37,500

May 20, 2005	$34.70	150,000	37,500

May 18, 2006	$30.80	100,000	25,000

Total Shares		400,000	100,000